Exhibit 99.1

Contact:
Walter Parks
Chief Operating Officer
(415) 715-3900

bebe stores, inc.

Announces New President of bebe

BRISBANE, CALIF. — August 4, 2010 — bebe stores, inc. (Nasdaq: BEBE) today announced that effective August 9, 2010 Emilia Fabricant is the new President of bebe stores, inc.

Emilia will oversee the bebe division, including its merchandising, design, planning and allocation, on-line sales, production, marketing and retail planning and will report directly to Manny Mashouf, Chairman and Chief Executive Officer.  Emilia has over 20 years of women’s apparel merchandising experience, including filling the following leadership roles: Senior Vice President, Divisional Merchandise Manager with Barney’s New York, Chief Executive Officer at Cadeau Maternity and President and Chief Merchandising Officer at Charlotte Russe.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp, 2b bebe and PH8 brand names. bebe currently operates 292 stores, of which 213 are bebe stores, 42 are PH8 stores, 36 are 2b bebe stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.  •  400 Valley Drive  •  Brisbane, California 94005  •  (T) 415.715.3900  •  (F) 877.733.5447

www.bebe.com